Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333‑285021) on Form S‑8 of Northpointe Bancshares, Inc. of our reports dated March 28, 2025, relating to the consolidated financial statements of Northpointe Bancshares, Inc., appearing in this Annual Report on Form 10‑K of Northpointe Bancshares, Inc. for the year ended December 31, 2024.

/s/RSM US LLP

Philadelphia, PA
March 28, 2025